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                               Exhibit 10a

                      1988 INCENTIVE STOCK OPTION PLAN
                        OF TWIN DISC, INCORPORATED


     (1) PURPOSE The purpose of this incentive stock option plan (hereinafter called "Plan") is to secure for Twin Disc, Incorporated (hereinafter called "Company") the benefits which result from providing present or future officers and key employees of the Company with the performance incentives inherent in common stock ownership. This Plan is expected to benefit the Company's shareholders by enabling the Company to attract and retain qualified management personnel, to provide incentive compensation to such personnel, and to encourage such personnel to acquire or increase their proprietary interests in the Company. It is intended that options issued pursuant to this Plan shall constitute incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

     (2) STOCK The total number of shares of common stock to be subject to options upon the exercise of options granted under this Plan will not exceed 125,000 shares of the Company's common stock, subject to adjustment as provided in Paragraph 9(a) hereof. Such shares may be authorized and unissued shares of common stock which have been reacquired by the Company, or a combination thereof. Shares subject to an option under this Plan which is not exercised in full, or shares as to which the right to purchase is forfeited through default or otherwise, shall remain available for other options under this Plan.

     (3) ELIGIBILITY An option may be granted to any officer or key employee of the Company (hereinafter called "Eligible Participant").

     (4) MAXIMUM CALENDAR YEAR GRANT TO ANY EMPLOYEE The aggregate fair market value (determined at the time an option is granted) of the stock for which an Eligible Participant may be granted incentive stock options first exercisable in any calendar year shall not exceed $100,000.

     (5) ADMINISTRATION

         (a) This Plan will be administered by a committee (hereinafter called "Committee") of not less than three (3) non-officer directors, who shall be appointed and serve at the pleasure of the Board of Directors.

         (b) A majority of the Committee shall constitute a quorum, and acts of a majority at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

         (c) The Committee shall select one of its members as Chairman. The Committee shall appoint a Secretary, who shall maintain a record of its actions, decisions and proceedings. The Committee shall have the authority to grant options, and subject to the express provisions of this Plan:

            (1) Determine the number of shares subject to each option and the terms thereof;
            (2) Prescribe rules and regulations from time to time for administration of this Plan;
            (3) Decide any questions arising as to the interpretation or application of any provision of this Plan.

         (d) No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     (6) OPTION PRICE Each option shall state the option price, which shall be not less than the fair market value of such stock at the date of grant of the option, unless an optionee (hereinafter called "Participant") owns more than ten percent (10%) of the total combined voting power of all classes of the Company's stock, in which case the option price shall be at least one hundred ten percent (110%) of the fair market value of the such stock. The fair market value of the stock at the date of grant shall be the closing price of the stock on the business day preceding the date of grant on the principal stock exchange on which the Company's stock is then listed.

     (7) TERMS OF OPTION Options shall be exercisable upon the terms and conditions set forth below. Each option granted under this Plan shall be evidenced by an agreement between the Company and the Participant, and shall
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contain, in such form and with such other provisions as the Committee shall from time to time approve and determine, provisions to the following effect:

         (a) An option shall be nontransferable and may be exercised only by the Participant during the Participant's lifetime. A Participant shall have the right upon his death to transfer options granted to him, either by will or under the laws of intestate succession, subject to the provisions of Paragraph 7(b)(2) hereof.

        (b)

            (1) If a Participant's employment by the Company is terminated for any reason other than death or disability, the Participant may, within the ninety (90) days after termination, exercise any rights under any option theretofore granted to the Participant which the Participant would have been entitled to exercise on the date of such determination.
            (2) If a Participant's employment by the Company is terminated by death, the person or persons to whom any option theretofore granted to the Participant passes, pursuant to his will or under the laws of intestate succession, may exercise any rights under any option theretofore granted to the Participant which the Participant would have been entitled to exercise on the date of his death, but such exercise must be made within one year of the death of the Participant. If the termination is due to disability, the Participant may exercise the option within one (1) year form the date of such termination.
            (3) To the extent any option has not yet become exercisable on the date a Participant's employment is terminated, such option shall automatically terminate.

        (c) An option must be exercised within ten (10) years of its grant, unless the Participant owns more than ten percent (10%) of the total combined voting power of all classes of the Company's stock, in which case it must be exercised within five (5) years its grant.

        (d) An option shall be exercised by delivering to the Chief Financial Officer of the Company at its principal business office a written notice designating the number of shares for which it is being exercised. Payment in full for the number of shares for which the option is being exercised must accompany such notice.

     (8)     SHARES ACQUIRED ON EXERCISE OF OPTION

        (a) At the time of exercise, unless the shares acquired are the subject of an effective registrations statement, a Participant shall be required to give a written representation that he is acquiring such shares for his own account and for purposes of investment, and not with a view to, or for sale in connection with, the distribution of such shares, nor with any present intention of distributing such shares. The Participant shall further acknowledge his understanding that such shares are not registered under the Securities Act of 1933, as amended, on the ground that the issuance of shares pursuant to the exercise of an option granted pursuant to this Plan is exempt from registration as not involving any public offering, and that the Company's reliance on such exemption is in part based on the foregoing representation. The Participant shall further agree that he will not sell or transfer any shares purchased through exercise of an option until a registration statement covering the shares is effective, or until he receives an opinion by the Company's counsel that a proposed sale or transfer will not violate the Securities Act of 1933, as amended, or until he obtains a no-action letter from the Securities Exchange Commission with respect thereto.

        (b) Unless shares acquired are covered by an effective registration statement, their certificates shall bear an appropriate legend restricting their transfer.

     (9)     MISCELLANEOUS

        (a) In the event any stock dividend, subdivision, stock split, combination of shares, reclassification, recapitalization, or if the Company shall participate in a merger or consolidation in which the Company is the surviving corporation, or if other similar change in the capitalization of the Company occurs affecting its common stock, the Committee shall make corresponding adjustments in(1) the number of shares and the price per share applicable to the outstanding options,
        (2) the number of shares then reserved for award under options thereafter to be granted, and (3) applicable limitations set forth in
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        this Plan with respect to the granting of options.

        (b) No fractional shares of stock shall be issued upon the exercise of any option and the Company shall not be under any obligation to compensate any Participant for fractional shares.

        (c) This Plan does not impose on the Company an obligation to continue the employment of any Participant or Eligible Participant.

        (d) No Participant shall have any rights as a shareholder of the Company with respect to any shares for which he has an option to purchase until issuance to him of a certificate representing such shares.


     (10) EFFECTIVE DATE OF PLAN This plan shall become effective upon the later of the date of adoption by the Board of Directors of the Company or the date of ratification by the Company's shareholders, subject to compliance with all applicable laws.

     (11) TERM OF PLAN Options may be granted pursuant to this Plan form time to time within a period of ten (10) years from the effective date of the Plan.